EXHIBIT 99

Investor Contact:	Media Contact:
Kelly Pasterick	Monica Orbe
(212) 836-2674	(212) 836-2632
Kelly.Pasterick@alcoa.com	Monica.Orbe@alcoa.com

Alcoa Announces Proposed Public Offering of

Mandatory Convertible Preferred Stock

New York, September 15, 2014 – Alcoa (NYSE:AA) today announced that it has commenced an underwritten public offering, subject to market and other conditions, of 25,000,000 of its depositary shares (“Depositary Shares”) (or up to 28,750,000 Depositary Shares if the underwriters of the offering exercise their over-allotment option in full). Each Depositary Share represents a 1/10th interest in a share of Alcoa’s Class B Mandatory Convertible Preferred Stock, Series 1, par value $1.00 per share (“Mandatory Convertible Preferred Stock”), $500 liquidation preference per share of Mandatory Convertible Preferred Stock (equivalent to $50 per Depositary Share).

The Depositary Shares entitle the holders, through the depositary, to a proportional fractional interest in the rights and preferences of the shares of the Mandatory Convertible Preferred Stock underlying the Depositary Shares, including conversion, dividend, liquidation and any voting rights, subject to certain limited exceptions. Unless converted earlier at the option of the holders or redeemed earlier at Alcoa’s option, each share of Mandatory Convertible Preferred Stock will convert automatically into a variable number of shares of Alcoa’s common stock on October 1, 2017. The conversion rate will be determined by the price of Alcoa’s common shares on that date. The dividend rate and the conversion terms of the Mandatory Convertible Preferred Stock will be determined by negotiations between Alcoa and the underwriters.

Alcoa intends to use the net proceeds of the offering, if completed, as partial consideration to finance the previously announced proposed acquisition of the Firth Rixson business and to pay related fees and expenses. The completion of the offering is not contingent on the completion of the acquisition.

Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering may be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained by contacting: Morgan

Stanley & Co. LLC, 180 Varick Street, New York, New York 10014, Attention: Prospectus Department, telephone: (866) 718-1649; Credit Suisse Securities (USA) LLC, One Madison Avenue, New York, New York 10010, Attention: Prospectus Department, telephone: (800) 221-1037. These documents will also be filed with the SEC and will be available at the SEC’s Web site at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Alcoa

Alcoa is a global leader in lightweight metals technology, engineering and manufacturing. Alcoa’s innovative, multi-material products, which include aluminum, titanium, and nickel, are used worldwide in aircraft, automobiles, commercial transportation, packaging, building and construction, oil and gas, defense, consumer electronics, and industrial applications. Alcoa is also the world leader in the production and management of primary aluminum, fabricated aluminum, and alumina combined, through its active participation in all major aspects of the industry: technology, mining, refining, smelting, fabricating, and recycling.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. Alcoa has based these forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, Alcoa’s ability to complete the offering, our anticipated use of proceeds from the offering, and our ability to close the proposed Firth Rixson acquisition. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include prevailing market conditions and other factors. For more information about potential risk factors that could affect Alcoa and its results, we refer you to the information contained in the prospectus supplement for this offering and the risk factors summarized in our Form 10-K for the year ended December 31, 2013 and in our Forms 10-Q for the quarters ended March 31, 2014 and June 30, 2014. Alcoa undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.